Exhibit 16.1

October 22, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We are currently principal accountants for Consumer Portfolio Services, Inc. and, under the date of March 15, 2004, we reported on the consolidated financial statements of Consumer Portfolio Services, Inc. as of and for the years ended December 31, 2003 and 2002. On October 16, 2004, we were notified by Consumer Portfolio Services, Inc. that the auditor-client relationship with KPMG LLP will cease upon completion of the review of Consumer Portfolio Services, Inc.'s consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2004. We have read Consumer Portfolio Services, Inc.'s statements included under Item 4 of its Form 8-K dated October 21, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Consumer Portfolio Services, Inc.'s statement that the decision to terminate KPMG LLP was approved by the Audit Committee of the Board of Directors or the company's statements contained in paragraphs 2 and 3 included under Item 4.

Very truly yours,


/s/ KPMG LLP


cc:      Thomas L. Chrystie, Chairman of the Audit Committee
         Charles E. Bradley, Jr., President and Chief Executive Officer Robert Riedl, Senior Vice President and Chief Financial Officer